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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of June 14, 1999, by and between Rock Financial Corporation, a Michigan corporation (the "Company"), and Michael D. Hollerbach, a resident of the State of Michigan ("Employee").

     The parties agree as follows:

1. EMPLOYMENT AND DUTIES. During the Term of Employee's employment under this Agreement (as defined in Sections 2 and 4.1), Employee shall be employed as President of the Company. During the Term, Employee shall have such authority and responsibilities and perform such duties for the Company as are customary and appropriate for such position and as may from time to time be established by the Chief Executive Officer or the Board of Directors of the Company. During the Term, Employee shall devote substantially all of his working time and best efforts exclusively to the performance of his duties under this Agreement; provided, however, Employee will continue to wind down his activities in MDH Financial, Inc. ("MDH") and thereafter perform only minimal activities for MDH as long as such activities are not in competition with the Company. In addition, the Company will cause its Board of Directors to increase its size by one member and appoint Employee to fill the newly-created vacancy effective as of July 1, 1999.

2. TERM OF EMPLOYMENT. Employee's employment under this Agreement shall begin on June 14, 1999 and shall continue until terminated in accordance with Section
4.1 (the "Term").

3.   COMPENSATION.

     3.1 Salary. During the Term, the Company shall pay to Employee an annual salary, pro rated for partial years of employment, of $275,000, which amount may be increased from time to time by the Board of Directors or its Compensation Committee. The salary shall be payable bi-weekly in arrears (or at such other intervals not less frequently than monthly as the Company shall designate).

     3.2 Bonus. In the sole discretion of the Board of Directors of the Company or its Compensation Committee, each year during the Term, the Company may pay to Employee a discretionary bonus determined by the Board of Directors or its Compensation Committee. Employee shall be eligible to participate in the Company's executive bonus plan, if any, applicable to its other executive officers, and if the formula for determining bonuses varies among participants in the plan, Employee shall be included in the most highly compensated group.

     3.3 Stock Options. If Employee is then employed by the Company, on each of June 14, 1999, September 14, 1999, December 14, 1999, March 14, 2000, June 14,
2000, September 14, 2000 and December 14, 2000, the Company will grant to Employee, under the Amended and Restated Rock Financial Corporation 1996 Stock Option Plan, or any successor plan (the "Plan"), a Nonqualified Option (as defined in the Plan) to purchase 50,000 of the Company's Common Shares at an exercise price equal to the fair market value of the Company's Common Shares on the date of grant. The options will vest in one-fifth cumulative annual



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installments beginning on the first anniversary of the grant date, if Employee is employed by the Company on these dates and will be in substantially the form of the attached Exhibit 3.3, except that the dates in the grants after June 14, 1999 will be appropriately adjusted to reflect the later grant date. The Common Shares issuable upon exercise of options granted under the Plan are currently registered on a Registration Statement on Form S-8 that became effective May 29, 1998.

     3.4 Other. Employee shall be entitled to the fringe benefits generally provided to other employees of the Company, subject to the eligibility and other requirements of such benefits. Any expenses which the Company is obligated to pay or reimburse Employee pursuant to Article 7 of the Company's bylaws shall be paid or reimbursed by the Company as such expenses are incurred.

4.   TERMINATION.

     4.1 Termination of Employment. Employee's employment under this Agreement and the Term shall terminate and neither party shall have any rights or obligations under this Agreement (except for the rights and obligations under those Sections of this Agreement which are continuing and shall survive such termination, as specified in Section 11.9) on the earliest to occur of the following events:

         4.1.1 Death. Employee's employment shall terminate upon the death of Employee, effective as of the date of Employee's death.

         4.1.2 Disability. Employee's employment shall terminate, at the Company's option, upon written notice to Employee by the Company, effective as of the date of such notice, if Employee shall suffer from a "Disability". For purposes of this Agreement, "Disability" means (1) Employee's physical or mental condition that would entitle Employee to disability benefits under any long-term disability insurance policy or other long-term disability plan provided by the Company to Employee, or (2) if the Company does not provide any such plan to Employee, Employee is absent from his job for a period of three consecutive months due to illness or other physical or mental condition or Employee shall have become permanently disabled. If the Company does not provide any disability insurance or plan to Employee and if there is any disagreement as to the nature, extent, duration or cause of Employee's absence or disability, such matter shall be determined by a licensed physician selected by the Company and approved by Employee, which approval shall not be unreasonably withheld; provided, however, Employee shall be regarded as permanently disabled as specified in this Section 4.1.2 if Employee shall fail or refuse to submit to a physical examination by such physician.

         4.1.3 Cause. Upon the occurrence of one or more of the events within the definition of "cause", Employee's employment shall terminate immediately upon written notice of such cause by the Company to Employee or at such other date as shall be specified in such notice. For purposes of this Agreement, "cause" shall mean (i) any willful refusal on the part of Employee to perform the services reasonably required of Employee under this Agreement (including the intentional withholding of services reasonably required under this Agreement), (ii) any willful failure on the part of Employee to make a good faith effort to perform his employment duties under this

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     Agreement, (iii) Employee's willful act or omission that Employee knew or had reason to know would materially injure the Company, (iv) gross neglect or gross abuse of office amounting to breach of trust, (v) Employee's commission of, or participation in, any act of fraud, false pretense, forgery, embezzlement, theft or dishonesty, (vi) any conviction of a felony or any crime involving moral turpitude, (vii) any material breach by Employee of any term or provision of Section 5, 6, 7 or 8 of this Agreement, or (viii) Employee's substantial dependence on any mind altering or other harmful substance, including, without limitation, alcohol, marijuana, amphetamines, barbiturates, LSD, cocaine, narcotic drugs, or any natural or synthetic substance having the same or similar effects as any of the foregoing, to the extent that such use would constitute reasonable cause for termination under applicable law; provided that the matters described in clauses (i), (ii) and (iii) shall constitute "cause" only if
     (1) the Company's Compensation Committee determines that an event otherwise meeting the definition of "cause" described in clause (i), (ii) or (iii) has occurred, (2) the Company notifies Employee in writing of the actions or omissions potentially constituting "cause" and the portion of the definition of "cause" being relied upon, and (3) Employee fails to (i) (A) act, where the potential "cause" is an omission, or (B) terminate the act, where the potential "cause" is an action, and (ii) remedy any harm or damage resulting from such actions or inactions potentially constituting "cause", all within 30 days after such notice is deemed given pursuant to
     Section 11.5.

         4.1.4 Resignation. Upon 30 days written notice by Employee to the Company, Employee's employment shall terminate 30 days after such notice or at such other date within such 30-day period as shall be specified by the Company.

         4.1.5 Maximum Agreement Term. If not sooner terminated, Employee's employment under this Agreement shall terminate on June 14, 2004.

         4.1.6 Termination Without Cause. Employee's employment shall terminate upon written notice by the Company to Employee.

There is not, nor will there be, unless in writing signed by the Company and Employee, any express or implied agreement as to Employee's continued employment by the Company after the end of the Term. Any subsequent employment by the Company, if any, will be employment "at will".

     4.2 Termination. From and after the date of termination of Employee's employment under this Agreement and the Term in accordance with Section 4.1, Employee shall not be entitled to receive from the Company, nor shall the Company be obligated to make, any payments or distributions to employee under this Agreement, any Company policy or applicable law (including unemployment compensation benefits, but not including any COBRA benefits), including, without limitation, any salary or bonus payments, except as provided in Section 4.3 and, if applicable, Section 4.4. The termination benefits described in Section 4.3 and, if applicable, Section 4.4 will be in lieu of any other termination or severance benefits and will constitute Employee's sole and exclusive rights and remedies with respect to the termination of Employee's employment. The Company may withhold from any such payments all federal, state, city or other taxes to the extent such taxes are required to be withheld by applicable law.



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     4.3 Payments on or after Termination. On the termination of Employee's employment under this Agreement, the Company shall pay to employee (or his estate if termination is due to his death) the following:

         4.3.1 Accrued Salary. unpaid salary due pursuant to Section 3.1 for the period up to the date of termination and not yet paid;

         4.3.2 Accrued Bonus. any bonus payments pursuant to Section 3.2, earned and not yet paid as of the date of termination;

         4.3.3    Accrued Benefits. any benefits actually due pursuant to
     Section 3.4 and not yet paid; and

         4.3.4 Severance Payment. if such termination is pursuant to Section 4.1.6,

                  4.3.4.1 a continuation of the salary in effect as of the date of termination pursuant to Section 3.1 for the "Period" (as defined below), as and when such salary would otherwise have been payable as provided in this Agreement, or in an appropriately discounted lump sum, if the Company, in its sole discretion, elects to make such payment in a lump sum (the "Salary Severance"). For purposes of this Agreement, the "Period" means (i) 15 months if such termination occurs before the date a "Change in Control" (as defined in Section 4.4.1) occurs or more than six months after a Change in Control occurs, and (ii) six months if such termination occurs on, or within six months after, the date a Change in Control occurs, plus

                  4.3.4.2 a continuation of the life and health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for 18 months after such termination, with the Company paying the cost of such benefits, including any premiums for the related insurance; provided that this obligation shall be reduced by the amount of any other life and health coverage provided to Employee by any other person or entity with respect to such 18-month period.

     4.4 Change in Control Severance Payment. If, (1) a Change in Control occurs after June 14, 1999 and on or before June 13, 2004, and (2) (i) at any time from the date that is nine months before the date of the Change in Control through the day before the date of the Change in Control, Employee's employment with the Company is terminated by the Company without "cause", or (ii) at any time from the date that is 90 days before the date of the Change in Control through the day before the date of the Change in Control, Employee's employment with the Company is terminated as a result of Employee's death or Disability, or (iii) at any time on or after the date that is six months after the date of the Change in Control, Employee's employment with the Company is terminated as a result of Employee's resignation, or, (iv) except as provided in clause (iii), at any time on or after the date of the Change in Control, Employee's employment with the Company is terminated for any reason, then the Company shall pay Employee, in cash, within 14 days after the later of such Change in Control or such termination, the sum of (x) $830,000, plus (y) $40,000 for each full month (not exceeding 40 months) that has elapsed between the date of this Agreement and the date (A) a Change in Control Agreement is entered into if (I) the Change in Control Agreement is entered into before June 14, 2000, and (II) the



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Change in Control occurs on or before the date that is six months after the
Change in Control Agreement is entered into, or (B) the Change in Control occurs, in all other events, plus (z) if the Change in Control occurs after June 14, 2000 and is not pursuant to an agreement entered into before June 14, 2000 that closes within six months after it is entered into, $15,000 for each full month (not exceeding 28 months) that has elapsed between June 14, 2000 and the date the Change in Control occurs.

         4.4.1 "Change in Control". For purposes of this Agreement, a "Change in Control" occurs on the first day any one or more of the following occurs:

                  4.4.1.1 the consummation of any merger, consolidation, reorganization or share exchange involving the Company, unless the holders of the Company's capital stock outstanding immediately before such transaction own more than 50% of the combined outstanding shares of capital stock and have more than 50% of the combined voting power in the surviving entity after such transaction;

                  4.4.1.2 the consummation of any sale or other disposition (in one transaction or a series of related transactions) of all, or substantially all, of the Company's assets to any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or persons, other than the "Excluded Persons" (as defined in Section 4.4.2);

                  4.4.1.3 Daniel Gilbert and Gary Gilbert sell more than half of the excess of the Company's Common Shares registered in their names as of the date of this Agreement, over the actual number of Common Shares they sell in a public offering of Common Shares in 1999, excluding, however, from the calculation of sales, all sales to any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) or persons, who are (i) "Excluded Persons" (as defined in Section 4.4.2), (ii) Daniel Gilbert, Gary Gilbert, or either of their spouses, children, grandchildren or siblings ("Immediate Family Members"), (iii) any trust for the exclusive benefit of such Immediate Family Members,
         (iv) any partnership in which such Immediate Family Members are the majority partners, and (v) any other entity in which the Immediate Family Members own a majority of the equity interests.

                  4.4.1.4 Daniel Gilbert, Gary Gilbert, their Immediate Family Members, any trust for the exclusive benefit of such Immediate Family Members, any partnership in which such Immediate Family Members are the majority partners, and any other entity in which the Immediate Family Members own a majority of the equity interests collectively have registered in their names less than 25% of the Company's Common Shares.

         4.4.2 "Excluded Persons". For purposes of this Agreement, the "Excluded Persons" are (i) Employee, (ii) any "group" (as that term is used in Section 13(d) of the Exchange Act and the rules under that section) that includes Employee or in which Employee is, or has agreed to become, an equity participant, (iii) any entity in which Employee is, or has agreed to become, an equity participant, (iv) the Company, (v) any subsidiary of the Company, (vi) any employee benefit plan of the Company or any subsidiary of the Company or the related trust, (vii) any entity to the extent it is holding




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     capital stock of the Company for or pursuant to the terms of any employee benefit plan of the Company or any subsidiary of the Company, and (viii) any director or officer of the Company as of the date of this Agreement.

5. CONFIDENTIALITY. Except as required in Employee's duties to the Company or its successors (whether by sale or other transfer of stock, sale or other transfer of assets or merger) (references in this Agreement to the "Company" include the Company and all of its predecessors or successors), or as authorized in writing by the Company, or as required by legal process, Employee shall not at any time, either during or after employment, consultation or other association with the Company, disseminate, distribute, disclose, reveal, copy, use, communicate or otherwise appropriate, either directly or indirectly, through any individual, person or entity, any Confidential Information (as defined in Section 10.1), and Employee shall retain all such information in trust in a fiduciary capacity for the sole use and benefit of the Company. Employee acknowledges that the Confidential Information is valuable, special and unique to the Company's business and on which such business depends, and is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and for the sole use and benefit of the Company. Employee shall take all steps reasonably necessary and all steps reasonably requested by the Company to insure that all such Confidential Information is kept secret and confidential for the sole use and benefit of the Company. All records and other materials pertaining to the Confidential Information, whether or not developed by Employee shall be and remain the exclusive property of the Company. Upon termination of this Agreement, upon termination of any employment or consultation with the Company or at any other time that the Company in writing so requests, Employee shall promptly deliver to the Company all materials concerning any Confidential Information, Company's Business (as defined in Section 10.3), copies of such materials and any other materials of the Company which are in Employee's possession or under Employee's control, including, without limitation, any documents, records, files, lists and the like, and Employee shall not make or retain any copies or extracts of such materials.

6. SOLICITATION. While Employee is employed by the Company and for a period ending 12 months after such termination (the "Agreement Term"), Employee shall not, either directly or indirectly, himself or through or for any individual, person or entity wherever located:

     6.1 Solicit, recruit, attempt to hire or hire any person who is then employed by, is a consultant to, or is an agent of, the Company or who was employed by, a consultant to, or an agent of, the Company at any time beginning 12 months before the date in question or, if earlier, 12 months before the date Employee's employment under this Agreement terminated.

     6.2 Encourage, induce or attempt to induce, or aid, assist or abet any other party or person in encouraging, inducing or attempting to induce, any such employee, consultant or agent to alter or terminate his or her employment, consultation or agency with the Company.

7. COVENANT NOT TO COMPETE. While Employee is employed by the Company, Employee shall not, either directly or indirectly, himself or through or for any individual, person or entity wherever located:

     7.1 Engage in any activities, perform any services or conduct, maintain or operate any businesses which are competitive with, or in the same or similar line of business or activity as,



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Company's Business, or any Company Customer, or engage in activities or services performed by, or sell products sold by, the Company during Employee's employment, consultation or other association with the Company ("Competing Business"). For purposes of this Section 7.1, the term "Company Customer" means any person or entity to, for, or with respect to, whom the Company or any of its affiliates: (i) obtained a credit report, took an application for a loan, pre-qualified a loan, pre-approved a loan, made a loan, provided a settlement service, or submitted a bid for, or otherwise negotiated for, the providing of products or the performance of services; (ii) provided products or performed services; or (iii) entered into an agreement for the providing of products or performance of services; provided, that the bid was submitted, the negotiations done, the products provided or the services performed, or the agreement entered into at any time during the period beginning 12 months before the date such determination is made, and ending on the date such determination is made;

     7.2 Be engaged by, employed by, consult with, serve in any other capacity to, own any capital stock of, or have any financial or equity interest of any kind in, any individual, person, firm, agency, partnership, limited liability company, unincorporated association, corporation, pre-incorporated association or other entity ("Person or Entity") wherever located, which conducts a business which is competitive with Company's Business or any part of Company's Business or is acting against the interests of the Company. Notwithstanding the foregoing, Employee may own, for investment purposes only, up to 5% of the stock of any publicly-traded entity whose stock is either listed on a national stock exchange or is quoted in The Nasdaq National Market (if Employee is not otherwise affiliated with such entity); or

     7.3 Undertake any efforts or activities toward pre-incorporating, incorporating, financing or commencing any Competing Business, or advise, serve or consult with any Person or Entity which is or will be undertaking efforts towards incorporating, financing or commencing any Competing Business or activity which engages in a Competing Business.

During the period beginning on the date Employee's employment by the Company terminates and ending one year thereafter, Employee shall not, directly or indirectly, himself or through or for any individual, person or entity wherever located, be engaged by, employed by, consult with, serve in any other capacity to, own any capital stock of, or have any financial or equity interest of any kind in, any of the ten Persons or Entities designated by the Company's Chief Executive Officer to Employee in writing within 30 days after the date Employee's employment by the Company terminates.

8. CONFLICTS OF INTEREST. While Employee is employed by the Company, Employee shall not, unless approved in writing by the Board of Directors or the Chief Executive Officer of the Company:

     8.1 Participate in any way in the benefits of transactions between the Company and its investors, suppliers or customers, or have personal financial transactions with any of the Company's investors, suppliers or customers, including, without limitation, having a financial interest in the Company's investors, suppliers or customers, or making loans to, or receiving loans from, the Company's investors, suppliers or customers; provided, that Employee may own, for investment purposes only, up to 5% of the stock of any publicly-traded entity whose stock is either listed on a national stock exchange or is quoted in The Nasdaq National Market (if Employee is not otherwise affiliated with such entity);


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     8.2 Realize a personal gain or advantage from a transaction in which the
Company has an interest, or use information obtained in connection with Employee's employment with the Company for Employee's personal advantage or gain;

     8.3 Accept any offer to serve as an officer, director, partner, consultant, or manager with, or be employed in a technical capacity by, a person or entity which is a competitor of the Company; or

     8.4 Participate in a hostile takeover attempt of the Company.

9.   REMEDIES.

     9.1 Injunction. Employee acknowledges and agrees that the covenants and undertakings contained in Sections 5, 6, 7, and 8 of this Agreement relate to matters which are of a special, unique and extraordinary character and that a violation of any of those terms of this Agreement will cause irreparable injury to the Company and Company's Business, and that the amount of such injury will be difficult, if not impossible, to estimate or determine and cannot adequately be compensated by monetary damages. Therefore, Employee acknowledges that the Company shall be entitled, in addition to all other rights and remedies available under this Agreement and applicable law, as a matter of course, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by Employee and by such other persons as the court shall order. Employee waives any requirement that the Company post any bond in connection with obtaining such relief or in connection with any proceeding or appeal with respect to any such relief obtained.

     9.2 Indemnification by Employee. Notwithstanding the execution of this Agreement and regardless of any investigation made at any time by or on behalf of the Company or any information the Company may have, Employee shall indemnify the Company and save the Company harmless from and against any demand, claim, action, cause of action, damage, liability, loss, cost, debt, expense, obligation, tax, assessment, public charge, lawsuit, contract, agreement, undertaking or deficiency of any kind or nature, whether known or unknown, fixed, actual, accrued, or contingent, liquidated or unliquidated (including, but not limited to, interest, penalties, additional taxes, reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations or the defense of any claim whether or not litigation is commenced), including any consequential or incidental damages (which for purposes of this Agreement shall include any loss of profits, business or goodwill damages or any other damages to the Business) ("Damages"), arising out of, resulting from, or relating to, and to pay the Company on demand the full amount of any sum which the Company becomes legally obligated to pay on account of, any material breach of any provision of Sections 5, 6, 7, and 8 of this Agreement. Notwithstanding anything in this Agreement to the contrary, Employee shall not be liable to indemnify the Company with respect to the Company's aggregate Damages in excess of the total value of all benefits received by Employee under this Agreement, including, without limitation, salary, bonus, fringe benefits, Option Value, payments on or after termination and Change in Control payments.


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     9.3 Indemnification by Company. Notwithstanding the execution of this
Agreement and regardless of any investigation made at any time by or on behalf of Employee or any information Employee may have, the Company shall indemnify Employee and save Employee harmless from and against any Damages arising out of, resulting from, or relating to, and to pay Employee on demand the full amount of any sum which Employee becomes legally obligated to pay on account of, the breach of any provision of Employee's agreement with Pulte Home Corporation, dated December 5, 1997, as a result of any acquisition of the Company by, any business combination by the Company with, or any other activity of the Company with, another business, all to the extent any of the foregoing causes the Company to become owned or controlled by a home builder on or before December 31, 1999.

10.  DEFINITIONS.

     10.1 Confidential Information means and includes all information known or used by the Company or its Affiliates in the Company's Business or otherwise and/or developed by or for the Company or its Affiliates by any person, including Employee, which is maintained as confidential by the Company and is not otherwise explicitly, consciously, properly, legally and generally known (unless it is generally known as a result of a breach of this Agreement or any similar agreement) in any industry in which the Company or its Affiliates is or may become engaged. Confidential Information does not include general skills and general knowledge obtained by reason of Employee's employment with the Company. Confidential Information specifically includes, but is not limited to, such information, whether now possessed or later obtained, concerning plans, marketing, sales and inventory methods, materials, processes, methods, procedures, devices used by the Company or its predecessors or successors, business forms, prices, investors, suppliers, organizations or other entities with which the Company or its predecessors or successors deals, contractors, representatives and customers of the Company or its predecessors or successors, plans for the development of new products and services and expansion into new areas or markets, internal operations, financial data, financial plans, salaries, commissions, purchasing policies, bidding practices or procedures, pricing policies, advertising practices, scripting techniques, customer identities and lists, formulas, patterns, source codes, trade secrets, and other proprietary or confidential information of any type, together with all written, graphic and other materials relating to all or any part of the same.

     10.2 Affiliates means and includes every person or entity who is on the date of this Agreement or becomes during the Term, directly or indirectly, a shareholder, director, officer, partially- or wholly-owned subsidiary, sister corporation, parent corporation, successor, successor in interest or permitted assignee of the Company.

     10.3 Company's Business means and includes the business of marketing, originating, selling and servicing loans, secured primarily by first or junior mortgages on one- to four-family, owner occupied residences in any county of any state in which (1) the Company or any Subsidiary is operating a prime or sub-prime mortgage loan origination office, or (2) the Company is licensed, or exempt from licensing, to originate prime or sub-prime mortgages.

11.  MISCELLANEOUS.

     11.1 Representation. Employee represents and warrants that Employee is not now a party to or bound in any way by any agreement, commitment, obligation or company policy


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(written or otherwise), including any with any former employer, which in any way restricts Employee's ability to enter into, or perform Employee's obligations under, this Agreement or under which a breach or default occurs, or with notice, lapse of time or both will occur, as a result of Employee's entry into, or performance of Employee's obligations under, this Agreement.

     11.2 Press Releases. Before it is released to the public, the Company shall provide Employee with a copy of any press release with a subject matter relating to Employee or the position of President of the Company that is proposed to be released during the Term, and, except as required by law, the Company shall not release such press release to the public without Employee's approval, which approval shall not be unreasonably withheld.

     11.3 Cooperation Regarding Life Insurance. Employee shall cooperate with the Company in connection with its obtaining any life insurance policy on Employee's life, including having a physical examination.

     11.4 Exclusive Remedy. Employee's exclusive remedy against the Company for breach of this Agreement is the collection of any compensation due Employee provided in Sections 3, 4.3 and 4.4.

     11.5 Notices. Any notice or other communication required or which may be given under this Agreement shall be in writing and either delivered personally to the addressee, telegraphed, telecopied or telexed to the addressee, sent by overnight courier to the addressee or mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telecopied or telexed to the addressee, or, if sent by overnight courier, on the day delivery is guaranteed by such courier, or if mailed, three business days after the date of mailing, to his last known residence, in the case of Employee, or to its principal office, in the case of the Company. Employee or the Company may change its address for notices by notice to the other party.

     11.6 Assignment. Employee may not assign, transfer or delegate his rights or obligations under this Agreement and any attempt to do so shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

     11.7 Entire Agreement; Amendment; Waiver; Headings; Counterparts. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter of this Agreement. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by a writing signed by the parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement of the waiver is sought. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

     11.8 Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, operative and enforceable. In addition, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     11.9 Continuing Obligations. The following provisions of this Agreement shall continue and shall survive the termination of Employee's employment under this Agreement and the Term: Sections 4.3, 4.4, 5, 6, 7, 9, 10 and 11.

     11.10 Governing Law and Forum. The laws of the State of Michigan shall govern this Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of, or relating to, this Agreement (regardless of the laws that might otherwise govern under applicable Michigan principles of conflicts of law). The parties acknowledge that the United States District Court for the Eastern District of Michigan or the Michigan Circuit Court for the County of Oakland shall have exclusive jurisdiction over any case or controversy arising out of, or relating to, this Agreement and that all litigation arising out of, or relating to, this Agreement shall be commenced in the United States District Court for the Eastern District of Michigan or in the Oakland County (Michigan) Circuit Court. Each of the parties consents to be subject to personal jurisdiction of the courts of Michigan, including the federal courts in Michigan.

     11.11 Attorneys' Fees. If any party commences an action against any other party to enforce any of the terms, covenants, conditions or provisions of this Agreement or because of a breach by a party under this Agreement, the prevailing party in any such action shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action from the losing party.

     11.12 Prior Agreement. This Agreement supersedes all previous employment agreements between the parties, including the Employment Agreement, dated as of June 14, 1999, between the Company and Employee, which original agreement shall have no further force or effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement with effect as of the date first above written.


                       ROCK FINANCIAL CORPORATION

                       By:__________________________________________________

                                Its:________________________________________


     EMPLOYEE:         _____________________________________________________
                       MICHAEL D. HOLLERBACH

                             STOCK OPTION AGREEMENT

                                                     Dated as of:  June 14, 1999

To:  Michael D. Hollerbach

         Pursuant to the Amended and Restated Rock Financial Corporation 1996 Stock Option Plan ("1996 Plan"), Rock Financial Corporation (the "Company") hereby grants you an option (the "Option") to purchase Fifty Thousand (50,000) Common Shares, par value $0.01 per share, of the Company (the "Shares") at
$  .   per Share, upon the terms and conditions contained in this Stock Option
Agreement and in the 1996 Plan, as amended from time to time, a copy of which is attached to, and, as that 1996 Plan may be amended from time to time, is made a part of, this Stock Option Agreement.

         1. Nonqualified Option. The Option is intended to be a Nonqualified Option, as defined in the 1996 Plan.

         2. Transferability. The Option may not be transferred by you otherwise than by will or by the laws of descent and distribution and, during your lifetime, the Option is exercisable only by you.

         3. Vesting. Subject to the other terms contained in this Stock Option Agreement and in the 1996 Plan, you may exercise the Option in accordance with the following schedule:

            (a) Before June 14, 2000, you may not purchase any of the Shares.

            (b) Beginning on June 14, 2000, you may purchase up to 20% of the Shares.

            (c) Beginning on June 14, 2001, you may purchase up to 40% of the Shares, including Shares previously purchased.

            (d) Beginning on June 14, 2002, you may purchase up to 60% of the Shares, including Shares previously purchased.

            (e) Beginning on June 14, 2003, you may purchase up to 80% of the Shares, including Shares previously purchased.

            (f) Beginning on June 14, 2004, you may purchase up to 100% of the Shares, including Shares previously purchased.

         4.   Term.

              (a) General Term. Subject to earlier termination of the Option upon your death, permanent disability or termination of employment with the Company (voluntarily or involuntarily and with or without cause), which are governed by Paragraph 13 of the 1996 Plan, the Option will expire (to the extent not previously exercised) on the tenth anniversary of the date of this Stock Option Agreement.

              (b) Special Termination Provisions. The purpose of the 1996
Plan is to provide key employees with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of key employees with the interests of the shareholders of the Company, and to facilitate attracting and retaining key employees of exceptional ability. You acknowledge that the Company expends considerable time, money and resources in recruiting, training and developing the skills and abilities of its employees, developing business relationships with referral sources and customers so as to improve the good will of the Company, establishing and maintaining close business relationships between employees and the Company's customers and obtaining, compiling and developing confidential customer lists, various internal computer reports and other proprietary business information not readily available to the public or through other sources. You agree that the provisions in this Section 4 are necessary to preserve and protect the legitimate business interests of the Company. In return for granting this Option to you, notwithstanding any other term of this Option to the contrary, you agree to the following:

                  (1) Forfeiture of Option Gain if You Leave the Company Within One Year After Exercise. If you exercise any portion of this Option and your employment with the Company terminates within one year after such exercise for any reason except death, disability, normal retirement or termination by the Company without "cause", then the gain represented by the fair market value of a Share, determined pursuant to Paragraph 8 of the 1996 Plan, on the date of such exercise over the exercise price, multiplied by the number of Shares you purchased ("option gain"), without regard to any subsequent increase or decrease in fair market value, shall be paid by you to the Company.

                  (2) Forfeiture of Option Gain and Unexercised Options if You Engage In Certain Activities. If, at any time within (i) one year after termination of your employment with the Company, or (ii) one year after you exercise any portion of this Option, whichever is later, you engage in any activity in competition with any activity of the Company or inimical, contrary or harmful to the interests of the Company, including, but not limited to,

                      (A) conduct related to your employment for which either
                  criminal or civil penalties against you may be sought,

                      (B) violation of published Company policies, including,
                  without limitation, the Company's insider trading policy,

                               (C) owning, maintaining, operating or engaging in
                  the same or similar line of business or activity as the Company or any Subsidiary or in any business or activity that competes with the Company or any Subsidiary ("Competing Business") in any county of any state in which (1) the Company or any Subsidiary is operating a prime or sub-prime mortgage loan origination office, or (2) the Company is licensed, or exempt from licensing, to originate prime or sub-prime mortgages,

                               (D) accepting employment with or serving as a
                  consultant, advisor or in any other capacity to an employer (including, without limitation, any individual, firm, agency, partnership, limited liability company, unincorporated association, corporation or pre-incorporated association ("Person or Entity")) that is a Competing Business or is acting against the interests of the Company or any Subsidiary,

                               (E) undertaking any efforts or activities toward
                  pre-incorporating, incorporating, financing or commencing any Competing Business,

                               (F) advising, serving, or consulting with any
                  Person or Entity which is or will be undertaking efforts towards incorporating, financing or commencing any Competing Business or activity which engages in a Competing Business,

                               (G) employing, offering employment to, soliciting
                  for the purpose of employing or recruiting any present, former or future employee of the Company or any Subsidiary for or on behalf of any Person or Entity,

                               (H) calling upon, soliciting, diverting or
                  referring to any Person or Entity customers or referral sources of the Company or any Subsidiary who have conducted business with the Company or any Subsidiary within the two years before the time in question,

                               (I) disclosing, copying, communicating,
                  distributing, revealing, or using any confidential information, material, trade secrets, proprietary information, or confidential business information concerning the Company, any Subsidiary or any of their customers ("Confidential Information"), except as your employment duties with the Company or a Subsidiary may require during your employment with the Company or a Subsidiary,

                               (J) failing to return any Confidential
                  Information or any documents, records, files, lists and the like (including originals and copies) containing Confidential Information immediately upon your termination or separation of employment with the Company or any Subsidiary, or

                               (K) participating in a hostile takeover attempt
                  of the Company or any Subsidiary,
         then (y) this Option shall terminate effective on the date on which you enter into such activity, unless terminated sooner by operation of another term or condition of this Stock Option Agreement or the 1996 Plan, and (z) any option gain realized by you from exercising all or a portion of this Option shall be paid by you to the Company.

                           (3) Right of Set-off. By accepting this Option, you consent to a deduction from any amounts the Company or any Subsidiary owes to you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to you by the Company or any Subsidiary), to the extent of the amounts you owe the Company under Sections 4(b)(1) and 4(b)(2) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount you owe it, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company.

                           (4) Committee Discretion. You may be released from all or any portion of your obligations under Sections 4(b)(1), 4(b)(2) and 4(b)(3) above only if the Committee (or its duly appointed agent) determines in its Discretion that such action is in the best interests of the Company.

                  (c) Cause. For purposes of this Option, "cause" has the same meaning as in your employment agreement with the Company, if any, or if you do not have an employment agreement with the Company, "cause" means the occurrence of any of the following:

                           (1) A material breach of any term or provision of your employment agreement, if any, with the Company or a Subsidiary, the Company's Employee Handbook, or this Stock Option Agreement.

                           (2) Your failure to perform your duties of employment in a reasonable and business-like manner.

                           (3) Your conviction of a felony or any crime involving moral turpitude, including, without limitation, crimes involving drugs or liquor, regardless of whether appealed.

                           (4) Your commission of, or participation in, any act of fraud, false pretense, forgery, embezzlement or dishonesty against the Company or any Subsidiary.

                           (5) Your commission of, or participation in, any other act or omission, wantonly, willfully, or recklessly, or in a manner that is negligent against, and having an adverse effect upon, the affairs of the Company or any Subsidiary.

                           (6) Your substantial dependence on any mind altering or other harmful substance, including, without limitation, alcohol, marijuana, amphetamines, barbiturates, LSD, cocaine, narcotic drugs, or any natural or synthetic substance having the same or similar effects as any of the foregoing, to the extent that such use would constitute reasonable cause for termination under applicable law.

         5. Exercise of the Option. The Option shall be exercised by giving a written notice of exercise to the Treasurer of the Company. Such notice shall specify the number of Shares to be purchased and shall be accompanied by payment in full in cash (or in such other manner as is approved by the Committee pursuant to the 1996 Plan) of the aggregate option price for the number of Shares purchased and by the representation required by Paragraph 14 of the 1996 Plan if the Shares to be issued under the 1996 Plan have not been registered under the Securities Act of 1933. Such exercise shall be effective only upon the actual receipt of such written notice and such exercise price, and no rights or privileges of a shareholder of the Company in respect of any of the Shares issuable upon the exercise of any part of the Option shall inure to you, or any other person entitled to exercise the Option, unless and until certificates representing such Shares shall have been issued.

         6. No Employment Rights. Nothing contained in the 1996 Plan or in this Stock Option Agreement, nor any action taken by the Committee, shall confer upon you any right with respect to the continuation of your employment by the Company or any Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate your employment at any time, and your employment is and will remain employment at will, unless otherwise provided pursuant to a written employment agreement between you and the Company.

         7. Income Tax Withholding Requirements. If upon or as a result of your exercise of the Option there shall be payable by the Company or any Subsidiary any amount for income tax withholding, you will pay such amount to the Company to reimburse it for such income tax withholding.

         8. Entire Agreement. This Stock Option Agreement, including the 1996 Plan, are the entire agreement between you and the Company with respect to the subject matter of this Stock Option Agreement, and any prior or contemporaneous understandings, arrangements or agreements are superseded by this Stock Option Agreement and the 1996 Plan and are merged into this Stock Option Agreement.

         9. Governing Law and Choice of Forum. The laws of the State of Michigan shall govern this Stock Option Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this Stock Option Agreement. The parties acknowledge that the United States District Court for the Eastern District of Michigan or the Michigan Circuit Court for the County of Oakland shall have exclusive jurisdiction over any case or controversy arising out of or relating to this Stock Option Agreement and that all litigation arising out of or relating to this Stock Option Agreement shall be commenced in the United States District Court for the Eastern District of Michigan or the Oakland County (Michigan) Circuit Court. You irrevocably consent to the jurisdiction of the United States District Court for the Eastern District of Michigan and the Oakland County (Michigan) Circuit Court in connection with all actions and proceedings arising out of, or in any way related to, this Stock Option Agreement.

         10. Committee and Board of Directors Determinations Conclusive. Each determination, interpretation, or other action made or taken pursuant to, or related to, the provisions of the 1996 Plan or this Stock Option Agreement by the Committee or the Company's Board of Directors shall be final and shall be binding and conclusive for all purposes on you and the Company and our respective successors in interest.

         11. Reimbursement of Certain Costs & Fees. Notwithstanding any term to the contrary, you agree to reimburse the Company (including its officers and directors) for all costs and fees incurred by the Company (or its officers and directors) in response to or defense of any claim, demand or legal action made/undertaken by you (or your representatives on your behalf) with respect to which you do not prevail in full that is in any way related to: (i) any determination, interpretation, or action undertaken by the Board of Directors or Committee operating thereunder with respect to the Stock Option Agreement or the 1996 Plan, or (ii) enforcement of or any claim of breach or default under the Stock Option Agreement. For purposes of this Stock Option Agreement, the term "costs and fees" includes, without limitation, all court costs, legal expenses and reasonable attorney fees (whether inside or outside counsel is used) whether or not a lawsuit or other form of legal action is instituted, and if a lawsuit or other legal action is instituted, whether at the trial or appellate court level.

         12. Notices. Any and all notices, designations, consents, offers, acceptances or other communications provided for in this Stock Option Agreement shall be given in writing and shall be delivered in person, sent by certified or registered mail, sent by facsimile or similar method of transmission or sent by overnight courier, addressed in the case of the Company to its principal office and in the case of you to your address appearing on the stock records of the Company or such other address as may be designated by you by notice to the Company.

         13. Prior Agreement. This Stock Option Agreement supersedes all previous stock option agreements between the parties, including the Stock Option Agreement, dated as of June 14, 1999, between the Company and Employee, which original agreement shall have no further force or effect.

                                 Very truly yours,

                                 ROCK FINANCIAL CORPORATION,
                                 a Michigan corporation

                                 By:____________________________________________
                                          Daniel Gilbert
                                          Its:  Chief Executive Officer
The above is agreed to and
accepted.

By:___________________________
         Michael D. Hollerbach

Dated:________________________





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